EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Name	Percentage of Shares Owned

Tri City National Bank	100.0%
(National Banking Association)

Tri City Capital Corporation	100.0%(1)
(Nevada Corporation)

Title Service of Southeast Wisconsin, Inc.	100.0%(1)
(Wisconsin Corporation)

(1) Owned by Tri City National Bank